Exhibit 2.1

MASTER REORGANIZATION AGREEMENT

by and among

Liberty Oilfield Services Holdings LLC,

Liberty Oilfield Services New HoldCo LLC,

Liberty Oilfield Services Inc.

and

the Other Signatories Hereto

January 11, 2018

i

Section 4.8.	Entire Agreement; Survival	19
Section 4.9.	Governing Law	19
Section 4.10.	Counterparts	19

Schedules

Schedule 2.2(c)	-	Wright Entity Owners
Schedule 2.3(b)	-	Big Box Investors
Schedule 2.5(a)-1	-	Class A Units Ownership Table
Schedule 2.5(a)-2	-	Class B Units Ownership Table and Related Vesting Status
Schedule 2.6(a)	-	Crystallization
Schedule 2.6(d)	-	Crystallized Units and Vesting
Schedule 2.7(a)	-	Spruce Ownership Table
Schedule 2.7(b)	-	SH Ventures Ownership Table
Schedule 2.11	-	Series 1 Unit Contributions
Schedule 2.12(b)	-	OpCo Merger Consideration
Schedule 2.13	-	Sales/Payments Pursuant to the Shoe
Schedule 2.14	-	TRA Parties
Schedule 2.18	-	Persons Executing Lockup Agreements
Schedule 2.19	-	Post-IPO Capitalization

Exhibits

Exhibit 1	-	Form of Class B Holder Consent
Exhibit 2.5(e)	-	New HoldCo LLC Agreement
Exhibit 2.6(d)	-	Form of Restricted Unit Agreement
Exhibit 2.8	-	Forms of Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of LOS Inc.
Exhibit 2.12(a)	-	Form of OpCo Certificate of Merger
Exhibit 2.12(d)	-	Form of Restricted Stock Agreement
Exhibit 2.14	-	Form of New HoldCo A&R LLC Agreement
Exhibit 2.15(a)	-	Form of Tax Receivable Agreement
Exhibit 2.15(b)	-	Form of Riverstone Blocker Tax Receivable Agreement
Exhibit 2.18	-	Form of Lockup Agreement
Exhibit 2.20	-	Form of LOS Inc. Stockholders Agreement
Exhibit 2.22	-	Form of LOS Inc. Registration Rights Agreement

ii

MASTER REORGANIZATION AGREEMENT

This Master Reorganization Agreement (this “Agreement”), dated as of January 11, 2018, is entered into by and among Liberty Oilfield Services Holdings LLC, a Delaware limited liability company (“Holdings”), Liberty Oilfield Services New HoldCo LLC, a Delaware limited liability company (“New HoldCo”), Liberty Oilfield Services Inc., a Delaware corporation (“LOS Inc.”), each TRA Party (as defined below) and each other signatory to this Agreement (each signatory to this Agreement, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, Holdings, LOS Inc. and their related companies wish to engage in an initial public offering (the “IPO”), which will be effected using an “Up-C” structure that entails, among other things, offering shares of Class A common stock, par value $0.01 per share, of LOS Inc. (“Class A Common Stock”);

WHEREAS, in connection with the IPO, LOS Inc. and R/C Energy IV Direct Partnership, L.P., a Delaware limited partnership (“Riverstone Blocked Investor”), have entered into an underwriting agreement, dated as of the date hereof (the “Underwriting Agreement”), with the underwriters named therein (the “Underwriters”);

WHEREAS, pursuant to the Underwriting Agreement, the Riverstone Blocked Investor has agreed to sell up to 300,541 shares of Class A Common Stock to the Underwriters pursuant to the Shoe (as defined below) and LOS Inc. has agreed to sell up to 1,609,122 shares of Class A Common Stock to the Underwriters pursuant to the Shoe, the proceeds of which will be used by LOS Inc. to repurchase Class A Common Stock and/or Series 1 Units (as defined below) from, and pay other consideration to, certain investors as provided herein;

WHEREAS, in connection with the IPO, the Parties desire to effect the restructurings and other transactions set forth in this Agreement, which will occur on the terms and in the sequence set forth herein; and

WHEREAS, certain Class B Holders (as defined below) who, among them, hold a majority (by value) of the outstanding Class B Units of Holdings not held by the TRA Parties and the other Holdings Members (as defined below) party to this Agreement (the “Majority Class B Holders”), have executed a consent in the form attached hereto as Exhibit 1 (the “Class B Holder Consent”) approving the restructurings and other transactions contemplated hereby and agreeing that the “Internal Restructure” provisions set forth in Section 8.3 of the Holdings LLC Agreement (as defined below) will apply to the restructurings and the other transactions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows, and further agree that the actions set forth in Article II will be deemed to take place in the sequence in which they appear in Article II.

ARTICLE I

DEFINITIONS AND CONSTRUCTION

Section 1.1. Definitions. In addition to terms defined in the body of this Agreement, the following capitalized terms have the following meanings:

“GMT Persons” means, collectively, BRP Liberty, LLC, a Georgia limited liability company, Bay Resource Partners, L.P., a Delaware limited partnership, Bay II Resource Partners, L.P., a Delaware limited partnership, Thomas E. Claugus and GMT Exploration, LLC, a Georgia limited liability company.

“Governmental Authority” means the United States of America and any foreign country, any state, commonwealth, territory or possession thereof and any political subdivision or quasi-governmental authority of any of the same, including any court, tribunal, department, commission, board, bureau, agency, county, municipality, province, parish or other instrumentality of any of the foregoing.

“Holdings LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of Holdings, dated October 11, 2016, as amended to date, among Holdings and the Holdings Members (as defined below).

“Law” means any applicable federal, state, provincial, municipal, local or foreign statute, law, treaty, ordinance, regulation, rule, code, order or rule of common law.

“Net Price to Public” means $16.065, being the Price to Public less the per share underwriting discounts and commissions.

“Person” means any natural person, limited liability company, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, and any government or agency or political subdivision thereof.

“Price to Public” means $17.00, the initial price per share of Class A Common Stock sold by the Underwriters in the IPO as reflected on the front page of the final prospectus forming a part of the registration statement on Form S-1 for such IPO, before giving effect to the underwriting discounts and commissions.

“PropX LLC Agreement” means the First Amended and Restated Limited Liability Company Agreement of Proppant Express Investments LLC (“PropX”), dated September 8, 2016, as amended.

“Series 1 Member” means each member identified as a “Series 1 Member” on Schedule 2.6(a).

“Series 2 Member” means each member identified as a “Series 2 Member” on Schedule 2.12(b).

“Share Minimum” means that number of shares of Class A Common Stock equal to 10 percent of the number of shares of Class A Common Stock that are issued and outstanding following the determination of the VWAP Price and any subsequent closing of the Shoe. For the avoidance of doubt, in calculating the Share Minimum, the number of issued and outstanding shares of Class A Common Stock shall (i) not include in the numerator any unvested shares of Class A Common Stock held by such persons, but (ii) shall include in the denominator any unvested shares of Class A Common Stock that are outstanding.

“Shoe” means the option to purchase up to an additional 1,609,122 shares of Class A Common Stock granted the Underwriters by LOS Inc. and up to an additional 300,541 shares of Class A Common Stock by the Riverstone Blocked Investor, pursuant to the Underwriting Agreement.

“Spruce” means Spruce Road, LLC, a Delaware limited liability company.

“Spruce LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Spruce, dated October 11, 2016.

“VWAP Price” means the volume-weighted average price per share of Class A Common Stock of LOS Inc. on the New York Stock Exchange as reported by Bloomberg L.P. (based on the trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)) over the first five trading-day period following the date hereof, provided that in no event shall the VWAP Price exceed $20.00 or be less than $12.00.

Section 1.2. Effectiveness; Effective Date. This Agreement is effective as of the date hereof (the “Effective Date”); provided that, Agreement will be null and void and all transactions described herein will be rescinded if the closing of the IPO does not occur within 10 days after the date hereof. Unless the context otherwise requires, all actions listed in Article II shall occur in the order in which they appear beginning at 12:01am on the date of the closing of the IPO.

Section 1.3. Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and will not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole, including, without limitation, all Schedules and Exhibits attached hereto, and not to any particular provision of this Agreement. All references herein to Articles, Sections, Schedules and Exhibits will, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement and the Schedules and Exhibits attached hereto, and all such Schedules and Exhibits attached hereto are hereby incorporated herein and made a part hereof for all purposes. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, will include all other genders, and the singular will include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter will not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather will be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

ARTICLE II

RESTRUCTURING ACTIONS AND RELATED MATTERS

Section 2.1. Internal Restructure. Holdings and each Holdings Member that is a party hereto hereby agree that Section 8.3 of the Holdings LLC Agreement will apply to the transactions set forth in this Agreement so that each Holdings Member will be required to support, vote in favor of, waive all dissenters’ and appraisal rights with respect to and execute and deliver all documents reasonably requested by Holdings to effect the transactions contemplated herein. Pursuant to the Class B Holder Consent, the Majority Class B Holders have also agreed to the matters described in this Section 2.1.

Section 2.2. Riverstone Entity Reorganization; Wright Structuring Matters.

(a) Immediately before certain restructuring transactions that occurred prior to the Effective Date, R/C IV Liberty Oilfield Services Holdings, L.P. held 57,175,698 Class A-1 Units of Holdings and 178,968,723 Class A-2 Units of Holdings. As a result of a number of restructuring steps and related Unit transfers, redemptions or distributions, such units are now held as follows: (i) R/C IV Liberty Holdings, L.P., a Delaware limited partnership (the “Riverstone Unblocked Investor”), holds 39,866,441 Class A-1 Units and 124,788,089 Class A-2 Units and (ii) R/C IV Non-U.S. LOS Corp., a Delaware corporation (“Riverstone Blocker”) and a wholly-owned subsidiary of Riverstone Blocked Investor, holds 17,309,257 Class A-1 Units and 54,180,634 Class A-2 Units of Holdings.

(b) Holdings hereby admits each of Riverstone Unblocked Investor and Riverstone Blocker as members of Holdings, and each of Riverstone Unblocked Investor and Riverstone Blocker hereby joins in, and agrees to be bound by, the Holdings LLC Agreement.

(c) Christopher A. Wright (“Mr. Wright”) hereby represents and warrants to Holdings and the other Holdings Members as follows: (i) all of the 2,805,747 Class A-1 Units of Holdings and all of the 8,792,357 Class A-2 Units of Holdings held in his name (collectively, the “Wright Class A Units”) are currently being held, and at all times after issuance by Holdings have been held, as nominee for the benefit of Wright Family LOS Holdings, LLC, a Delaware limited liability company (the “Wright Entity”), (ii) Mr. Wright has furnished Holdings with a true and complete copy of the nominee agreement (the “Wright Nominee Agreement”) memorializing all current and past nominee arrangements affecting such Wright Class A Units and the current limited liability company agreement of the Wright Entity (the “Wright Entity LLC Agreement”), (iii) Schedule 2.2(c) correctly lists all of the record and beneficial owners of the Wright Entity (the “Wright Entity Owners”), together with each Wright Entity Owner’s current percentage ownership in the Wright Entity (the “Wright Entity Ownership Percentage”), (iv) none of the Wright Entity Owners holds his interest in the Wright Entity for the benefit of any other person (as a nominee or otherwise), (v) each of the Wright Entity Owners is party to and bound by the Wright Nominee Agreement and the Wright Entity LLC Agreement, (vi) no options, warrants, profits interests, phantom interests or other equity-linked securities or rights are outstanding that grant any Person, other than the Wright Entity Owners, any right to benefit from the Wright

Entity or the assets thereof, (vii) each of the Wright Entity Owners has made cash contributions to the Wright Entity in the same proportion as his respective Wright Entity Ownership Percentage and (viii) all profits and losses of Holdings that have been allocated by Holdings to Mr. Wright in respect of the Wright Class A Units have been allocated to the Wright Entity Owners in the same proportion as their Wright Entity Ownership Percentage.

(d) Pursuant to the OpCo Merger, the Wright Entity will receive shares of Class A Common Stock and, in the event the Shoe is exercised, cash in accordance with Section 2.12. Promptly following the closing of the IPO, Mr. Wright will cause the Wright Entity to, and the Wright Entity will, redeem all membership interests in the Wright Entity held by each Wright Entity Owner other than Mr. Wright for consideration consisting of the shares of Class A Common Stock and cash (if any) attributable to such Wright Entity Owner received (or to be received, upon any closing of the Shoe) by the Wright Entity pursuant to the first sentence of this Section 2.2(d) (i.e., such shares of Class A Common Stock and cash received (or to be received, upon any closing of the Shoe) by the Wright Entity multiplied by such other Wright Entity Owner’s Wright Entity Ownership Percentage). Mr. Wright shall cause each such other Wright Entity Owner, as a condition to receiving such redemption consideration pursuant to the preceding sentence, to execute and deliver to the Underwriters a lockup agreement substantially in the form of Exhibit 2.18.

Section 2.3. Big Box Matters.

(a) Prior to the date hereof, pursuant to separate assignment instruments, (i) Liberty Oilfield Services LLC, a Delaware limited liability company (“Services”) and a wholly-owned subsidiary of Holdings, assigned its rights and obligations under the PropX LLC Agreement to Holdings, and Holdings assumed all of Services’ obligations thereunder and (ii) Holdings assigned its rights and obligations under the PropX LLC Agreement to Big Box Proppant Investments LLC, a Delaware limited liability company (“Big Box”), and Big Box assumed all of Holdings’ and Services’ obligations thereunder.

(b) Each Person listed on Schedule 2.3(b) or an affiliated or related party designated thereby (each, a “Big Box Investor”) was given the opportunity to make and made a pro rata capital commitment (in the same relative proportions as their capital commitments to Holdings (or, in the case of the Big Box Investors identified on Schedule 2.3(b) as “Spruce Related Parties,” in proportion to their indirect capital commitments in Holdings through their capital commitments to Spruce) to Big Box on terms substantially similar to those in the Holdings LLC Agreement; provided, that each Big Box Investor who is identified as a “Spruce Related Party” on Schedule 2.3(b) (or any designated affiliated or related party) has elected to make a capital commitment to Big Box indirectly through Spruce, and, prior to the Crystallization, (1) Spruce and such Big Box Investor will cause the interests and assets in Spruce attributable to the Big Box/PropX investment opportunity to be transferred to a newly formed limited liability company having a limited liability company agreement (for such Spruce Related Party, a “Spruce Successor LLC Agreement” and such entity, a “Spruce Successor LLC”) substantially similar to the Spruce LLC Agreement so that, among other things, (i) the carried interest and consent provisions of the Spruce LLC Agreement apply, mutatis mutandis, to the Big Box/PropX investment opportunity and (ii) the beneficiaries of the carried interest and consent provisions of the Spruce LLC Agreement receive the benefit of the analogous provisions in such Spruce

Successor LLC Agreement and (2) Spruce will distribute to such Big Box Investor the interest in such Spruce Successor LLC in redemption of such Big Box Investor’s interest in Spruce attributable to such Spruce Successor LLC.

(c) Each Holdings Member hereby acknowledges and agrees that only the Big Box Investors had the opportunity to invest initially in Big Box and that those not listed on such Schedule 2.3(b) (or their designated affiliates or related parties) did not and will not have any right to participate in or benefit from Big Box, PropX or the business conducted by PropX or its subsidiaries. In consideration of the promises in this Agreement, including Holdings’ willingness to undertake the Crystallization, each Holdings Member (including each Person that becomes a member in Holdings or New Holdco before the closing of the IPO by reason of the various restructurings, transfers, distributions or redemptions of Holdings or New Holdco units described in this Agreement) hereby consents to and ratifies the assignments referred to in Section 2.3(a). In addition, each Holdings Member not listed on Schedule 2.3(b) hereby waives all rights to participate in Big Box, PropX and any business conducted by PropX or its subsidiaries, and each Holdings Member (including each Person that becomes a member in Holdings or New Holdco before the closing of the IPO) promises not to bring any claim or threaten to bring any claim related thereto by virtue of the fact that it has not been offered the opportunity to invest in or benefit from Big Box, PropX or any business conducted by PropX or its subsidiaries. Any Party that violates the covenant not to bring a claim or threaten to bring a claim as provided in the preceding sentence will be responsible for all fees and expenses, including legal fees and expenses, of the other Parties relating to any such violation.

Section 2.4. Contribution of Holdings Assets and Liabilities to New HoldCo.

(a) Holdings hereby contributes, assigns, transfers, conveys, grants and sets over to New HoldCo, and New HoldCo hereby accepts the assignment of, all of Holdings’ assets and properties, whether real, personal or mixed (other than the Excluded Assets) (collectively, the “Contributed Holdings Assets”), subject to all liens and encumbrances on such Contributed Holdings Assets. This assignment and conveyance is made on an “AS-IS, WHERE-IS” BASIS WITHOUT REPRESENTATION, WARRANTY OR RECOURSE OF ANY NATURE, EXPRESS OR IMPLIED, AND WITHOUT ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. “Excluded Assets” means Holdings’ rights under the Holdings LLC Agreement, a non-exclusive right in and to all of Holdings’ tax, accounting and corporate records.

(b) New HoldCo hereby assumes and agrees to discharge all liabilities and obligations of Holdings, other than any obligations under the Holdings LLC Agreement relating to registration rights. For purposes of clarification, New HoldCo will not assume any unpaid legal fees or other third-party expenses incurred by Holdings or Services related to Big Box, PropX or its holdings, as those fees and expenses have been assumed by Big Box under Section 2.3(a). The Parties hereto agree that the Registration Rights Agreement referenced in Section 2.22, below is intended to supersede those registration rights set forth in Section 4.5 of the Holdings LLC Agreement; therefore, the registration rights set forth in Section 4.5 of the Holdings LLC Agreement are hereby terminated.

(c) New HoldCo hereby confirms that the following classes of units have been, or hereby are, created: a class of units designated as “Class A-1 Units”, a class of units designated as “Class A-2 Units”, a class of units designated as “Class B-1 Units”, a class of units designated as “Class B-2 Units”, a class of units designated as “Class B-3 Units”, a class of units designated as “Class B-4 Units”, and a class of units designated as “Class B-5 Units.” New HoldCo is authorized to issue up to 97,687,401 Class A-1 Units, 306,122,449 Class A-2 Units, 299,000 Class B-1 Units, 403,300 Class B-2 Units, 63,500 Class B-3 Units, 119,500 Class B-4 Units and 78,850 Class B-5 Units (collectively, the “Exchange Units”).

(d) In consideration of the contribution of the Contributed Holdings Assets, New HoldCo hereby issues to Holdings the Exchange Units, and Holdings hereby accepts such Units. New HoldCo hereby redeems from Holdings, and Holdings hereby transfers and assigns to New HoldCo, all membership interests in New HoldCo other than the Exchange Units.

Section 2.5. Liquidation of Holdings and Joinder to New HoldCo.

(a) Holdings represents that (i) Schedule 2.5(a)-1 is a true, correct and complete listing of all outstanding Class A Units in Holdings, each Person that holds Class A Units in Holdings and the number and type of Class A Units held by each Holdings Member and (ii) Schedule 2.5(a)-2 is a true, correct and complete listing of all outstanding Class B Units in Holdings, each Person that holds Class B Units in Holdings (each, a “Class B Holder”) and the number and type of Class B Units held by each such Holdings Member. Each Person listed on Schedule 2.5(a)-1 or Schedule 2.5(a)-2 is referred to herein as a “Holdings Member.”

(b) Schedule 2.5(a)-2 indicates the extent to which each Class B Holder’s Class B Units in Holdings are vested. Subject to the continued employment requirements and other terms set forth in one or more restricted unit agreements entered into between Holdings and each Class B Holder (each, a “Holdings RUA”), all Class B Units granted to an individual vest in increments of 25% on each of the first four anniversaries of the date of grant. As Schedule 2.5(a)-2 indicates, all of the Class B-1 Units and Class B-2 Units are 100% vested. As of the date hereof, some of the Class B-3 Units, Class B-4 Units and Class B-5 Units in Holdings are fully vested, some are partially vested and some are not vested at all. Schedule 2.5(a)-2 indicates the vesting status of each Class B Unit grant by specifying the percentage of Units vested and, if less than 100%, the next anniversary date on which the next 25% tranche will vest.

(c) This vesting detail is provided because the Series 1 Units and Series 2 Units in New HoldCo and shares of Class A Common Stock in LOS Inc. that, pursuant to the restructuring events described herein, are derived from unvested Class B Units in Holdings will carry forward the same vesting terms as the Class B Units from which they derive. Accordingly, as provided in more detail below, (i) all of the Class B-1 Units and Class B-2 Units in New Holdco will be 100% vested; all of the Series 1 Units and Series 2 Units received in the Crystallization described in Section 2.6 in respect of such Class B-1 Units and Class B-2 Units will be 100% vested; and all of the shares of Class A Common Stock issued in respect of fully vested Series 1 Units or Series 2 Units (pursuant to the Section 351 Contributions (as defined below)) will also be 100% vested and (ii) all of the Class B-3 Units, Class B-4 Units and Class B-5 Units in New Holdco will track the vesting status of the corresponding Class B-3 Units, Class B-4 Units and Class B-5 Units in Holdings; all of the Series 1 Units and the Series 2 Units

received in the Crystallization described in Section 2.6 in respect of Class B-3 Units, Class B-4 Units and Class B-5 Units in New Holdco will track the vesting status of such Class B-3 Units, Class B-4 Units and Class B-5 Units in New Holdco; and all of the shares of Class A Common Stock issued in respect of such Series 1 Units or Series 2 Units (pursuant to the Section 351 Contributions) will also track the vesting of the Class B-3 Units, Class B-4 Units and Class B-5 Units in New Holdco from which they derive.

(d) Holdings hereby distributes to each Holdings Member the number and type of Exchange Units listed for such member on Schedule 2.5(a)-1 and Schedule 2.5(a)-2, in exchange for each such member’s corresponding (in number and type) Units in Holdings. Each Class B Holder’s Class B Units in New Holdco will track the vesting provisions that apply to such Class B Holder’s corresponding Class B Units in Holdings. Thus, the vesting provisions set forth on Schedule 2.5(a)-2 will also apply to a Class B Holder’s Class B-3 Units, Class B-4 Units and Class B-5 Units in New HoldCo. To streamline the documentation applicable to Class B Units in New HoldCo, each Holdings RUA is hereby deemed to be an agreement between such Class B Holder and New HoldCo covering the same series of Class B Units in New HoldCo as the Class B Units in Holdings such agreement already covers. Each Class B Holder agrees that the restrictive covenants (e.g., non-compete and non-solicit obligations) and confidentiality provisions contained in each Holdings RUA to which such member and Holdings are parties will, and hereby do, inure to the benefit of New HoldCo as well as to Holdings. Holdings, New HoldCo and each Class B Holder agree to treat New HoldCo as a continuation of Holdings for U.S. federal income tax purposes. Accordingly, Holdings, New HoldCo and each Class B Holder agree to treat all prior elections authorized by Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), in respect of the grants of Class B Units in Holdings as also applying to the Class B Units in New HoldCo. Promptly following the closing of the IPO, and in any case within 30 days thereof, each recipient of any Class B Units in New HoldCo that were unvested as of the date hereof will make a protective election, by filing with the Internal Revenue Service a form substantially similar to that attached as Exhibit A to such Holdings RUA, authorized by Section 83(b) of the Internal Revenue Code with respect to such Class B Units in New HoldCo received. If requested by New HoldCo, each Class B Holder will execute and deliver a new restricted unit agreement with respect to each series of restricted Class B Units in New HoldCo to further evidence the foregoing terms, and the Secretary of New HoldCo is authorized to deliver any such agreement on behalf of any such Class B Holder pursuant to the authority granted in Section 8.3 of the Holdings LLC Agreement.

(e) New HoldCo hereby admits each Holdings Member as a member in New HoldCo, and each Holdings Member hereby joins in, and agrees to be bound by, the First Amended and Restated Limited Liability Company Agreement of New HoldCo, a copy of which is attached hereto at Exhibit 2.5(e) (the “New HoldCo LLC Agreement”). Each Holdings Member confirms that the Secretary of Holdings is authorized to execute and deliver on behalf of such member the New HoldCo LLC Agreement pursuant to the power of attorney granted the Secretary of Holdings pursuant to Section 8.3(e) of the Holdings LLC Agreement.

(f) Holdings will cease all of its business activities except as are necessary for the orderly winding up of Holdings’ business and affairs and will take such other actions as may be required to liquidate in an orderly manner and, thereafter, terminate the existence of Holdings. Given Holdings’ winding up and eventual liquidation, all unfunded commitments of the

Holdings Members under the Holdings LLC Agreement are hereby terminated. Promptly following the date hereof, the Secretary of Holdings (or another authorized Person) shall cause to be filed with the Delaware Secretary of State a certificate of cancellation effecting the dissolution of Holdings.

Section 2.6. Crystallization.

(a) All Class A Units and Class B Units in New HoldCo are hereby reclassified in a series of steps referred to as the “Crystallization.” The Crystallization involves first determining the value of each Holdings Member’s Units in New HoldCo on a class-by-class basis (as if 100% vested) based on the amount that would be distributed, hypothetically, immediately before the closing of the IPO in respect of all such Units if an amount equal to the pre-money equity value of New HoldCo (based on the VWAP Price) were distributed under Section 6.1 of the New HoldCo LLC Agreement. For this purpose, Section 6.1 of the New HoldCo LLC Agreement is deemed to be identical to Section 6.1 of the Holdings LLC Agreement; each Unit in New HoldCo will be deemed to have been issued by New HoldCo on the same date the corresponding Unit in Holdings was issued by Holdings (and thus the Class A-1 Preferred Return Amount and the Class A-2 Preferred Return Amount (each as defined in the Holdings LLC Agreement) that accrues in respect of each Class A-1 Unit and Class A-2 Unit in New HoldCo will be deemed to be the same amount that accrues in respect of the corresponding Unit in Holdings); the Benchmark Amount (as defined in the Holdings LLC Agreement) applicable to each series of Class B Units in Holdings will also be the Benchmark Amount that applies to each series of Class B Units in New HoldCo; and the pre-money equity value of New HoldCo (based on an assumed VWAP Price equal to the Price to Public) is deemed to be $1,792,893,389. As an example, a range of hypothetical amounts that may be distributed to each Holdings Member in respect of each class or series of Units in New HoldCo held thereby for such member is listed on Schedule 2.6(a) in the three columns labeled “Hypothetical Allocated Value - Low,” “Hypothetical Allocated Value - Mid” and “Hypothetical Allocated Value - High” (each such amount being a “Hypothetical Allocated Value”) with such amounts calculated using the pre-money value of LOS Inc. based on the upper and lower bounds in the definition of VWAP Price and the Price to Public, as follows:

•	the “Hypothetical Allocated Value - High” being determined by the upper bound of the VWAP Price;

•	the “Hypothetical Allocated Value - Low” being determined by the lower bound of the VWAP Price; and

•	the “Hypothetical Allocated Value - Mid” being determined by an assumed VWAP Price equal to the Price to Public.

The Hypothetical Allocated Value allocated to any Class B Holder in respect of any series of Class B Units that is not fully vested is broken down on Schedule 2.6(a) among such member’s vested Class B Units of such series and such member’s unvested Class B Units of such series.

(b) New HoldCo hereby confirms that the following classes of units have been, or hereby are, created: a class of units designated as “Series 1 Units” (“Series 1 Units”) and a class of units designated as “Series 2 Units” (“Series 2 Units”). New HoldCo is authorized to issue as many Series 1 Units and Series 2 Units as are necessary to effect the Crystallization contemplated hereby.

(c) All of the Class A Units and Class B Units (vested and unvested) of New HoldCo held by each Holdings Member hereby are reclassified into Series 1 Units (in the case of each Series 1 Member) or Series 2 Units (in the case of each Series 2 Member) in the amounts as provided in this Section 2.6. Schedule 2.6(a) sets forth the minimum, midpoint and maximum number of Series 1 Units or Series 2 Units, as applicable, for each Holdings Member, which equals the quotient obtained by dividing the Hypothetical Allocated Values of all Class A Units and Class B Units held by such Holdings Member by the applicable hypothetical VWAP Price. The record books of New HoldCo on the closing date of the IPO shall reflect the minimum number of Series 1 Units or Series 2 Units, as applicable, then issued for each member based on the applicable hypothetical VWAP Price, which then shall be updated following the determination of the actual VWAP Price to reflect the additional number of Series 1 Units or Series 2 Units, as applicable, to which each Holdings Member is entitled in accordance with the following Section 2.6(d).

(d) Once the VWAP Price has been determined, LOS Inc., in consultation with the Riverstone Blocked Investor, will calculate the “Final Allocated Values” for each Holdings Member in the same manner as the Hypothetical Allocated Values were calculated in Section 2.6(a) but using the VWAP Price as finally determined instead of the hypothetical VWAP Prices used in calculating the Hypothetical Allocated Values. Schedule 2.6(d), which shall be updated and completed by LOS Inc., in consultation with the Riverstone Blocked Investor, following the determination of the VWAP Price, shall specify the Series 1 Units or Series 2 Units, as applicable, issued in the Crystallization in respect of the Final Allocated Value for each Holdings Member, including such Series 1 Units or Series 2 Units attributable to any unvested Class B Units (“Unvested Units”) together with the carryforward vesting terms thereof. Following such calculation, each Holdings Member shall be allocated such additional Series 1 Units or Series 2 Units, as applicable (the “Delayed Allocation Units”), so that its total Series 1 Units or Series 2 Units equal such amounts listed on Schedule 2.6(d) as so updated and completed. As a condition to receiving any Unvested Units, each Holdings Member entitled to receive Unvested Units will, at the request of New HoldCo, execute a restricted unit agreement substantially in the form attached hereto as Exhibit 2.6(d) with respect to each series of Unvested Units; provided that, because the Unvested Units that are Series 2 Units (“Unvested Series 2 Units”) will be cancelled shortly after the Crystallization pursuant to the OpCo Merger, as described in Section 2.12, each Holdings RUA to which any Class B Holder and Holdings are parties that applies to any series of unvested Series B Units that, pursuant to the Crystallization, has resulted in the issuance of such Unvested Series 2 Units is deemed to be an agreement between such Class B Holder and New HoldCo covering the number of Unvested Series 2 Units that have a value equal to the Final Allocated Value of such series of Unvested Units. Each Holdings Member, Holdings and New HoldCo agree to treat New HoldCo as a continuation of Holdings for U.S. federal income tax purposes. New HoldCo and each Class B Holder agree to treat all prior elections authorized by Section 83(b) of the Internal Revenue Code in respect of the grants of Class B Units in Holdings as also applying to the Series 2 Units in New HoldCo. Promptly following the closing of the IPO, and in any case within 30 days thereof, each recipient of any such Unvested Series 2 Units will make, by filing with the Internal Revenue Service a form substantially similar to that attached as Exhibit A to such Holdings RUA, an election authorized by Section 83(b) of the Internal Revenue Code with respect to such Series 2 Units received. If requested by New HoldCo, each Class B Holder will execute and deliver one or more new restricted unit agreements to further evidence the foregoing terms, and the Secretary of New HoldCo is authorized to deliver any such agreement on behalf of any such Class B Holder pursuant to the authority granted in Section 8.3 of the Holdings LLC Agreement.

(e) New HoldCo and LOS Inc., as applicable, may delay delivery of any Series 1 Units and Series 2 Units and shares of Class A Common Stock and Class B Common Stock until final determination of the number of such Units and shares to be delivered to each Person in accordance with this Agreement, following the later of (i) the determination of the VWAP Price and (ii) the full exercise or expiration of the Shoe.

Section 2.7. Post-Crystallization Spruce Reorganizations.

(a) Spruce hereby distributes in liquidation, effective immediately following the Crystallization, all Series 1 Units it receives pursuant to the Crystallization in accordance with the Spruce LLC Agreement based on the VWAP Price as shall be listed on Schedule 2.7(a) to the following investors (each investor in Spruce other than the Riverstone Carry Investor (as defined below) a “Spruce Investor”): Concentric Equity Partners II, L.P., a Delaware limited partnership, each of the GMT Persons, SH Ventures LOS, LLC, a Delaware limited liability company, and Riverstone/Carlyle Energy Partners IV, L.P., a Delaware limited partnership (the “Riverstone Carry Investor”). Any updates to Schedule 2.7(a) hereto shall be prepared by Spruce, subject to the reasonable approval of the Riverstone Carry Investor.

(b) New HoldCo hereby admits the Riverstone Carry Investor and each Spruce Investor as members of New HoldCo, and the Riverstone Carry Investor and each Spruce Investor hereby joins in, and agrees to be bound by, the New HoldCo LLC Agreement.

Section 2.8. Amendment of LOS Inc. Certificate of Incorporation. The amended and restated certificate of incorporation of LOS Inc., which will be filed with the Delaware Secretary of State prior to the closing of the IPO, containing the rights and other terms of the Class A Common Stock and the Class B Common Stock, $0.01 par value per share, of LOS Inc. (“Class B Common Stock”), and the amended and restated bylaws of LOS Inc., in the form attached hereto as Exhibit 2.8, are each hereby adopted by LOS Inc.

Section 2.9. Section 351 Contributions. The contribution of Riverstone Blocker to LOS Inc. pursuant to Section 2.10, the contributions of Series 1 Units to LOS Inc. pursuant to Section 2.11, the exchange of Series 2 Units for shares of Class A Common Stock in the OpCo Merger pursuant to Section 2.12, the issuance by LOS Inc. of Class A Common Stock in the IPO (including the additional shares of Class A Common Stock issued if the Shoe is exercised) and the issuance of Class B Common Stock to the TRA Parties in exchange for cash pursuant to Section 2.17 (all such transactions, the “Section 351 Contributions”) are intended to qualify as an exchange under Section 351 of the Internal Revenue Code, and each of the Parties hereto agrees to report and treat such transactions in manner consistent with such tax treatment.

Section 2.10. Contribution of Riverstone Blocker for Class A Common Stock.

(a) Riverstone Blocked Investor hereby contributes, assigns and transfers to LOS Inc., and LOS Inc. hereby accepts, all of the issued and outstanding shares of Riverstone Blocker (being 1,000 shares of common stock) in exchange for such number of shares of Class A Common Stock equal to the same number of Series 1 Units listed for Riverstone Blocker on Schedule 2.6(a), as it may be updated in accordance with this Agreement. For the avoidance of doubt, the issuance of shares of Class A Common Stock equal to the minimum number of Series 1 Units listed for the Riverstone Blocker shall be reflected on stock transfer books of LOS Inc. on the IPO closing date, with such additional shares of Class A Common Stock reflected on such stock transfer books following the determination of the Delayed Allocation Units of the Riverstone Blocker in accordance with Section 2.6.

(b) In connection with the above contribution of Riverstone Blocker to LOS Inc., Riverstone Blocked Investor hereby represents and warrants to LOS Inc. that (i) it owns 100% of the outstanding shares of Riverstone Blocker, being 1,000 shares of common stock, free and clear of all liens, encumbrances and adverse claims, other than transfer restrictions arising under applicable securities laws, (ii) such shares are uncertificated, (iii) no other Person has any option, warrant or other right to acquire any shares of Riverstone Blocker or benefit from the equity of Riverstone Blocker, (iv) the only assets Riverstone Blocker has ever owned are Units in Holdings, interests in partnerships or limited liability companies treated as partnerships for U.S. income tax purposes that owned (directly or indirectly) Units in Holdings, cash, Units in New HoldCo and assets that are incidental to the ownership of the foregoing assets, (v) Riverstone Blocker owns the Series 1 Units, which shall be listed opposite its name on Schedule 2.6(a), free and clear of all liens, encumbrances and adverse claims, other than those arising under the New HoldCo LLC Agreement and transfer restrictions arising under applicable securities laws, and (vi) Riverstone Blocker has only acted as a holding company of limited partner or limited liability company interests, has not conducted any business operations (except administrative matters attributable to its equity holdings) and has no liabilities other than immaterial liabilities attributable to holding equity interests.

(c) LOS Inc. hereby represents and warrants that it does not have a present plan to liquidate Riverstone Blocker, merge Riverstone Blocker into another Person or take any other action that would cause Riverstone Blocker to cease to exist for U.S. federal income tax purposes.

Section 2.11. Series 1 Unit Contributions. Each holder of Series 1 Units listed on Schedule 2.11 hereby contributes to LOS Inc. the number of Series 1 Units to be listed for such holder on Schedule 2.11 and such holder’s right to its share of the Delayed Allocation Units (which, with respect to each of the GMT Persons, shall reflect all of each such person’s Series 1 Units and Delayed Allocation Units), and, in exchange therefor, LOS Inc. hereby issues to each such holder a like number of shares of Class A Common Stock, with such additional shares of Class A Common Stock in respect of any such Delayed Allocation Units reflected on the stock transfer books of LOS Inc. following the determination of the Delayed Allocation Units of each such holder of Series 1 Units in accordance with Section 2.6. Upon such issuance by LOS Inc., such shares will be duly authorized and validly issued, fully paid and non-assessable. New HoldCo hereby admits LOS Inc. as a member of New HoldCo, and LOS Inc. hereby joins in, and agrees to be bound by, the New HoldCo LLC Agreement.

Section 2.12. OpCo Merger.

(a) Pursuant to the Certificate of Merger in the form attached hereto as Exhibit 2.12(a), which will be filed with the Delaware Secretary of State immediately prior to the IPO closing, a newly formed subsidiary corporation of LOS Inc., LOS NewCo Merger Sub LLC, a Delaware limited liability company (“OpCo Merger Sub”), will merge with and into New HoldCo, with New HoldCo surviving the merger (the “OpCo Merger”). This Section 2.12, together with any related definitions and other provisions of this Agreement, constitutes an agreement and plan of merger for purposes of such Certificate of Merger and applicable Law.

(b) Pursuant to the OpCo Merger, all Series 2 Units (including the right to any Series 2 Units that are Delayed Allocation Units) will be cancelled and in exchange therefor, each Series 2 Member will receive:

(i)	With respect to any vested Series 2 Units (including the right to any vested Series 2 Units that are Delayed Allocation Units):

(A)	one share of Class A Common Stock for each such vested Series 2 Unit (including with respect to any Delayed Allocation Units), less such number of shares of Class A Common Stock equal to the quotient obtained by dividing the aggregate amount of the cash payments such Series 2 Member receives pursuant to Section 2.13 by the Net Price to Public; and

(B)	such cash payments in accordance with Section 2.13; and

(ii)	With respect to any unvested Series 2 Units (including the right to any unvested Series 2 Units that are Delayed Allocation Units), one share of Class A Common Stock for each such unvested Series 2 Unit (including with respect to any Delayed Allocation Units).

Schedule 2.12(b) sets forth (i) the number of shares of unrestricted Class A Common Stock to be issued in the OpCo Merger to each Series 2 Member (“OpCo Merger Shares”) and (ii) the number of shares of Restricted Class A Common Stock to be issued in the OpCo Merger to each Series 2 Member (“OpCo Merger Restricted Shares”), which equals the number of Unvested Series 2 Units held by such Series 2 Member and which will be subject to vesting as described in Section 2.12(d), in each case based on an assumed VWAP Price equal to the Price to Public and assuming no exercise of the Shoe.

Schedule 2.12(b) shall be updated and completed by LOS Inc., in consultation with the Riverstone Blocked Investor, following the determination of the VWAP Price and any closing of the Shoe, and, as so updated, shall be deemed a part hereof. For the avoidance of doubt, the issuance of such number of OpCo Merger Shares and OpCo Merger Restricted Shares equal to the minimum number of Series 2 Units listed for such Series 2 Member on Schedule 2.6(a) shall be reflected on the stock transfer books of LOS Inc. on the IPO closing date, with such additional shares of OpCo Merger Shares or OpCo Merger Restricted Shares reflected on such stock transfer books following the determination of the Delayed Allocation Units of the Series 2 Members in accordance with Section 2.6.

(c) Upon the effectiveness of the OpCo Merger, the interests in OpCo Merger Sub will be cancelled. The OpCo Merger will not affect any of the Series 1 Units, all of which will remain outstanding.

(d) The OpCo Merger Restricted Shares issued pursuant to Section 2.12(b)(i) above will be subject to one or more Restricted Stock Agreements (each a “Restricted Stock Agreement”) in the form attached hereto as Exhibit 2.12(d) reflecting, among other things, the vesting terms set forth on Schedule 2.20 with respect to each applicable holder thereof (which terms shall be the same as the Unvested Series 2 Units exchanged for such OpCo Merger Restricted Shares in the OpCo Merger, as set forth on Schedule 2.6(d)). As a condition to receiving any OpCo Merger Restricted Shares, each Series 2 Member entitled to receive any OpCo Merger Restricted Shares will execute and deliver to LOS Inc. a Restricted Stock Agreement (or multiple Restricted Stock Agreements, if such holder previously held more than one series of Unvested Units) incorporating the foregoing vesting terms. In addition, promptly following the closing of the IPO, and in any case within 30 days thereof, each recipient of any such OpCo Merger Restricted Shares received in exchange for Series 2 Units relating to Class B Units in Holdings will make, by filing with the Internal Revenue Service a form substantially similar to that attached as Exhibit A to such Restricted Stock Agreement, an election authorized by Section 83(b) of the Internal Revenue Code with respect to such OpCo Merger Restricted Shares received.

Section 2.13. Shoe Closing Date Purchases and Payments. To the extent the Underwriters exercise the Shoe, in whole or in part from time to time, LOS Inc. shall use the net proceeds it receives from its sale of shares of Class A Common Stock pursuant thereto (i.e., based on the Net Price to Public but before expenses) to make payments to each Series 1 Member (other than the GMT Persons) and Series 2 Member so that each such member shall receive cash pro rata to the amount received by the Riverstone Blocked Investor upon such Shoe exercise, relative to such Person’s aggregate number of vested Series 1 Units and Class A Common Stock, in accordance with the following:

(i)	The number of shares of vested Class A Common Stock such Series 1 Member (other than any GMT Person) would otherwise be entitled to receive pursuant to Section 2.11 shall be reduced by the amount of such payment divided by the Net Price to Public (such shares of Class A Common Stock it would otherwise receive as so valued, including any other shares of Class A Common Stock for which payment was made pursuant to this clause (i) in connection with an earlier exercise of the Shoe, the “Payment Shares”); provided, that in no event shall such aggregate Payment Shares cause the TRA Parties (i.e., the Series 1 Members that continue to own Series 1 Units following the contributions described in Section 2.11) to own shares of Class A Common Stock that comprise, in the aggregate, less than the Share Minimum.

(ii)	To the extent a Series 1 Member is entitled to payment under this Section 2.13 in excess of the amount paid pursuant to the foregoing clause (i), LOS Inc. hereby purchases, and each Series 1 Member hereby sells and transfers, on each Shoe closing date, in exchange for such remaining payment by LOS Inc. such number of Series 1 Units at a price per Series 1 Unit equal to the Net Price to Public. In connection with any such purchase of Series 1 Units by LOS Inc., the shares of Class B Common Stock corresponding to such Series 1 Units shall be automatically redeemed and cancelled in exchange for payment of their par value.

(iii)	Series 2 Members shall receive such payments in lieu of OpCo Merger Shares (valued at the Net Price to Public) they would otherwise be entitled to receive in the OpCo Merger, in accordance with Section 2.12.

Schedule 2.13 sets forth the payments to be made to each such Series 1 Member (other than the GMT Persons) and Series 2 Member pursuant to this Section 2.13 assuming a VWAP Price equal to the Price to Public and that the Shoe is exercised in full. Schedule 2.13 shall be updated and completed by LOS Inc., in consultation with the Riverstone Blocked Investor, following the determination of the VWAP Price and shall be deemed a part hereof.

Section 2.14. New HoldCo A&R LLC Agreement. Each of the Persons listed on Schedule 2.14 (each a “TRA Party” and collectively, the “TRA Parties”), Riverstone Blocker and LOS Inc. hereby agree that the New HoldCo LLC Agreement be, and hereby is, amended and restated in the form of the Second Amended and Restated Limited Liability Company Agreement of New HoldCo attached hereto as Exhibit 2.14 (as amended, supplemented and restated from time to time, the “New HoldCo A&R LLC Agreement”). Each Party that is listed on as a signatory on the signature pages to the New HoldCo A&R LLC Agreement hereby adopts and joins in such agreement and authorizes the Secretary of New HoldCo to execute such agreement on its behalf.

Section 2.15. Tax Receivable Agreements.

(a) LOS Inc. and each TRA Party will enter into a Tax Receivable Agreement in the form attached hereto as Exhibit 2.15(a), pursuant to which the TRA Parties will receive certain rights pursuant thereto, as provided therein.

(b) LOS Inc. and Riverstone Blocked Investor will enter into a Tax Receivable Agreement in the form attached hereto as Exhibit 2.15(b), pursuant to which Riverstone Blocked Investor will receive certain rights pursuant thereto, as provided therein.

Section 2.16. Other Use of IPO Proceeds. LOS Inc. will contribute the net proceeds it receives from the IPO (whether following the initial closing or following any closing of the Shoe, remaining after the payments described in Section 2.13) to New HoldCo in exchange for Series 1 Units, such that the total number of Series 1 Units held by LOS Inc. equals the number of shares of Class A Common Stock outstanding after the IPO and related transactions, as set forth on Schedule 2.19; provided, that, to the extent an OpCo Merger Restricted Share does not vest, the corresponding Series 1 Unit will be forfeited. For each such Series 1 Unit LOS Inc.

receives from New HoldCo, LOS Inc. will be deemed to have contributed to New HoldCo an amount equal to the Price to Public (i.e., including the underwriting discount and commission per share of Class A Common Stock under the Underwriting Agreement for each such Series 1 Unit so purchased from New HoldCo). In addition, New HoldCo hereby agrees to be responsible for, and/or reimburse LOS Inc. for, any expenses incurred by LOS Inc. in connection with the IPO.

Section 2.17. Issuance of Class B Common Stock to TRA Parties. LOS Inc. hereby issues to each TRA Party such number of shares of Class B Common Stock equal to the number of outstanding Series 1 Units held by such TRA Party (including with respect to any Delayed Allocation Units issued to such TRA Party), as set forth on Schedule 2.19, in exchange for a cash payment equal to the par value of such shares ($0.01 per share). Upon such issuance by LOS Inc. upon payment of such par value, such shares will be duly authorized and validly issued, fully paid and non-assessable. To the extent an unvested Series 1 Unit does not vest, the corresponding share of Class B Common Stock will be forfeited.

Section 2.18. Lockup Agreements. Each Person listed on Schedule 2.18 hereby agrees to sign a lockup agreement with the Underwriters in the form attached hereto as Exhibit 2.18.

Section 2.19. Post-IPO Capitalization. Schedule 2.19 hereto sets forth the number of Series 1 Units and shares of Class A Common Stock and Class B Common Stock held by LOS Inc., each TRA Party, each Series 2 Member, Riverstone Blocked Investor and each other Spruce Investor, together with the cash proceeds, if any, to be received by each such Person, assuming a VWAP Price equal to the Price to Public and assuming both no exercise of the Shoe and the exercise of the Shoe in full. Certain Series 1 Units and shares of Class A Common Stock shall be subject to vesting as set forth on Schedule 2.19. Schedule 2.19 shall be updated and completed by LOS Inc., in consultation with the Riverstone Blocked Investor, following the determination of the VWAP Price and shall be deemed a part hereof.

Section 2.20. Stockholders Agreement. LOS Inc. and each other Party that is listed as a signatory on the signature pages to the Stockholders Agreement attached hereto as Exhibit 2.20 hereby adopts and joins in such agreement and authorizes the Secretary of LOS Inc. to execute such agreement on its behalf.

Section 2.21. Termination of Riverstone Advisory Agreement. Pursuant to that separate letter agreement, dated as of the date hereof, the advisory agreement, dated December 30, 2011, between the Riverstone Carry Investor and Holdings is being terminated in connection with the IPO.

Section 2.22. Registration Rights Agreement. LOS Inc. and each other Party that is listed as a signatory on the signature pages to the Registration Rights Agreement attached hereto as Exhibit 2.22 hereby adopts and joins in such agreement and authorizes the Secretary of LOS Inc. to execute such agreement on its behalf.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Party hereby represents and warrants, solely with respect to itself, to the other Parties as follows:

Section 3.1. Organization. Such Party, other than individuals, is a corporation, limited partnership or limited liability company, as applicable, duly organized, validly existing and in good standing (where such concept exists) under the Laws of the jurisdiction of its organization, and has all requisite corporate, partnership or limited liability company, as applicable, power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power, authority and governmental approvals would not have, individually or in the aggregate, a material adverse effect on such Party or on the consummation of the transactions contemplated hereby.

Section 3.2. Authority; Enforceability. Such Party has the requisite corporate, limited partnership, limited liability company or other power and authority, as applicable, to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by such Party of this Agreement and the consummation of the transactions have been duly authorized by its board of directors or other governing body, as applicable, and no other action is necessary to authorize the execution and delivery by it of this Agreement or the performance of its obligations hereunder. This Agreement has been duly executed and delivered by such Party, and, assuming due and valid authorization, execution and delivery hereof by the other Parties hereto, this Agreement is a valid and binding obligation, enforceable against it in accordance with its terms.

Section 3.3. Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by such Party, or compliance by it with any of the provisions hereof, will (a) conflict with or result in any breach of any provision of the certificate of incorporation and by-laws, partnership agreement, limited liability company agreement, or similar organizational documents of such Party, as applicable, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Authority, or (c) violate any Law applicable to such Party or any of its properties or assets, excluding from the foregoing clauses (b) and (c) such filings, permits, authorizations, consents, violations, breaches, defaults, rights, obligations or encumbrances which would not, individually or in the aggregate, have a material adverse effect on such Party or on the consummation of the transactions contemplated hereby.

Section 3.4. Ownership of Class A Common Stock and Class B Common Stock. If such Party will be issued Class A Common Stock or Class B Common Stock pursuant to this Agreement, such Party does not and will not have (i) a binding agreement or other commitment to sell or otherwise transfer any of the shares of Class A Common Stock or Class B Common Stock received by such Party pursuant to this Agreement except for any transfer that is contemplated by the Underwriting Agreement or by Section 2.2(d) or 2.17 of this Agreement, and (ii) a binding agreement, other commitment or present plan to transfer any of the shares of Class A Common Stock or Class B Common Stock received by such Party pursuant to this Agreement in a manner that is permitted under the lock-up agreement to be entered into by such Party with the Underwriters in the form attached hereto as Exhibit 2.18.

ARTICLE IV

MISCELLANEOUS

Section 4.1. Consents; Deemed Amendment to Agreements. To the extent required under applicable Law or the governing documents of any of the Parties or any documents to which they are party (including the Holdings LLC Agreement, each Holdings RUA and the New HoldCo LLC Agreement), each Party hereby acknowledges that this Agreement constitutes the written consent of such Party to each of the agreements and transactions described herein, including in its capacity as a member or manager of any other Party. In addition, the transactions contemplated hereby are hereby approved pursuant to the power of attorney granted the Secretary of Holdings pursuant to Section 8.3(e) of the Holdings LLC Agreement. Without limiting the foregoing, each Party hereby agrees that the transfers, both directly and indirectly through upstream transfers, of membership interests in Holdings and New HoldCo in connection with the IPO are deemed to be Permitted Transfers under the Holdings LLC Agreement, the New HoldCo LLC Agreement and the New HoldCo A&R LLC Agreement, as applicable, and hereby waives any and all rights with respect thereto. In addition, each Party hereby agrees that, to the extent this Agreement is inconsistent with or covers applicable items not otherwise provided under the Holdings LLC Agreement, the New HoldCo LLC Agreement, the New HoldCo A&R LLC Agreement, the Restricted Unit Agreements or the Restricted Stock Agreements, this Agreement shall be deemed to amend such agreements.

Section 4.2. Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable Law, this Agreement will also constitute a “deed,” “bill of sale” “stock power” or “assignment” of the assets, shares and membership and other interests referenced herein, as well as an amendment of the relevant agreements, without the need for any further assignment or transfer document.

Section 4.3. Further Assurances. Each of the Parties hereby agrees to execute, acknowledge and deliver all such additional assignments, stock powers, conveyances, instruments, notices and other documents, and to do all such other acts and things, all in accordance with applicable Law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests and shares contributed and assigned by this Agreement or intended to be so and (c) more fully and effectively to carry out the purposes and intent of this Agreement.

Section 4.4. Power of Attorney. Each Party hereby makes, constitutes and appoints Christopher A. Wright and Michael Stock as its true and lawful attorney-in-fact for it and in its name, place, and stead and for its use and benefit, to sign, execute, certify, acknowledge, swear to, file and record any instrument that is now or may hereafter be deemed necessary by each such attorneys-in-fact in its reasonable discretion to carry out fully the provisions and the agreements, obligations and covenants of such Party under this Agreement and the transactions contemplated hereby. Each Party hereby gives each such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in connection with such Party’s obligations and agreements pursuant to this Agreement and the transactions contemplated hereby as fully as such Party might or could do personally, and hereby ratifies and confirms all that any such attorney-in-fact will lawfully do or cause to be done by virtue of the power of attorney granted hereby. The power of attorney granted pursuant to this Section 4.4 is a special power of attorney, coupled with an interest, and is irrevocable, and will survive the bankruptcy, insolvency, dissolution or cessation of existence of the applicable Party.

Section 4.5. Successors and Assigns; No Third Party Rights. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns. This Agreement is not intended to, and does not, create rights in any other Person, and no Person is or is intended to be a third-party beneficiary of any of the provisions of this Agreement.

Section 4.6. Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the Laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity will not invalidate the entire Agreement. Instead, this Agreement will be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment will be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

Section 4.7. Waivers and Amendments. Any waiver of any term or condition of this Agreement, or any amendment or supplement to this Agreement, will be effective only if in writing and signed by the Parties. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement will not in any way affect, limit or waive a Party’s rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

Section 4.8. Entire Agreement; Survival. This Agreement, together with the agreements and other documents referenced herein, constitutes the entire agreement among the Parties pertaining to the transactions contemplated hereby and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining thereto. The provisions of this Agreement (including the representations and warranties hereunder) shall survive the closing of the IPO, and shall continue indefinitely.

Section 4.9. Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware.

Section 4.10. Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or other electronic means) with the same effect as if all Parties had signed the same document.

*    *    *    *    *

IN WITNESS WHEREOF, this Agreement has been duly executed by each of the Parties as of the date first written above.

LIBERTY OILFIELD SERVICES HOLDINGS LLC

By:	/s/ Michael Stock
Name:	Michael Stock
Title:	Chief Financial Officer

[SIGNATURE PAGES TO MASTER REORGANIZATION AGREEMENT]

LIBERTY OILFIELD SERVICES NEW HOLDCO LLC

By:	/s/ Michael Stock
Name:	Michael Stock
Title:	Chief Financial Officer

LIBERTY OILFIELD SERVICES INC.

By:	/s/ Michael Stock
Name:	Michael Stock
Title:	Chief Financial Officer

LOS NEWCO MERGER SUB LLC

By:	/s/ Michael Stock
Name:	Michael Stock
Title:	Authorized Signatory

BIG BOX PROPPANT INVESTMENTS LLC

By:	/s/ Paul G. Vitek
Name:	Paul G. Vitek
Title:	President

[SIGNATURE PAGES TO MASTER REORGANIZATION AGREEMENT]

R/C IV LIBERTY OILFIELD SERVICES HOLDINGS, L.P.
By:	Riverstone/Carlyle Energy Partners IV, L.P., its general partner
By:	R/C Energy GP IV, LLC, its general partner

By:	/s/ Thomas Walker
Name:	Thomas Walker
Title:	Authorized Person

R/C IV LIBERTY HOLDINGS, L.P.
By:	Riverstone/Carlyle Energy Partners IV, L.P., its general partner
By:	R/C Energy GP IV, LLC, its general partner

By:	/s/ Thomas Walker
Name:	Thomas Walker
Title:	Authorized Person

R/C ENERGY IV DIRECT PARTNERSHIP, L.P.
By:	Riverstone/Carlyle Energy Partners IV, L.P., its general partner
By:	R/C Energy GP IV, LLC, its general partner

By:	/s/ Thomas Walker
Name:	Thomas Walker
Title:	Authorized Person

R/C IV NON-U.S. LOS CORP.

By:	/s/ Thomas Walker
Name:	Thomas Walker
Title:	Authorized Person

[SIGNATURE PAGES TO MASTER REORGANIZATION AGREEMENT]

RIVERSTONE/CARLYLE ENERGY PARTNERS IV, L.P.
By:	R/C Energy GP IV, LLC, its general partner

By:	/s/ Thomas Walker
Name:	Thomas Walker
Title:	Authorized Person

[SIGNATURE PAGES TO MASTER REORGANIZATION AGREEMENT]

LAUREL ROAD, LLC

By:	/s/ Peter Carlton
Name:	Peter Carlton
Title:	Managing Director of Oakmont Corp., its Administrator

[SIGNATURE PAGES TO MASTER REORGANIZATION AGREEMENT]

LAUREL ROAD II, LLC

By:	/s/ Peter Carlton
Name:	Peter Carlton
Title:	Managing Director of Oakmont Corp., its Administrator

SPRUCE ROAD, LLC
By:	SH Ventures LOS, LLC, its manager
By:	Shea Ventures, LLC, its managing member

By:	/s/ John C. Morrissey
Name:	John C. Morrissey
Title:	Vice President and Managing Director

CONCENTRIC EQUITY PARTNERS II, L.P

By:	/s/ Frank A. Reppenhagen
Name:	Frank A. Reppenhagen
Title:	General Partner

BRP LIBERTY, LLC
By:	Bay Resource Partners Offshore Master Fund, L.P., as Sole Member
By:	GMT Capital Offshore Management, LLC, as General Partner
By:	GMT Capital Corp., as Manager

By:	/s/ Harold Randall
Name:	Harold Randall
Title:	Chief Operating Officer

BAY RESOURCE PARTNERS, L.P.

By:	GMT Capital Corp., as General Partner

By:	/s/ Harold Randall
Name:	Harold Randall
Title:	Chief Operating Officer

BAY II RESOURCE PARTNERS, L.P.
By:	GMT Capital Corp., as General Partner

By:	/s/ Harold Randall
Name:	Harold Randall
Title:	Chief Operating Officer

GMT EXPLORATION, LLC

By:	/s/ William D. Lancaster
Name:	William D. Lancaster
Title:	President

SH VENTURES LOS, LLC

By:	Shea Ventures, LLC,
a California limited liability company, its Managing Member

By:	/s/John Morrissey
Name:	John Morrissey
Title:	Managing Director

THOMAS E. CLAUGUS

By:	GMT Capital Corp., as Adviser
By:	/s/ Harold Randall
Name:	Harold Randall
Title:	Chief Operating Officer

/s/Jim Brady
Jim Brady

/s/ Ron Gusek
Ron Gusek

/s/ C. Mark Pearson
C. Mark Pearson

/s/ Tom Riebel
Tom Riebel

/s/ Michael Stock
Michael Stock

/s/ Paul G. Vitek
Paul G. Vitek

/s/ Leen Weijers
Leen Weijers

/s/ Christopher A. Wright
Christopher A. Wright

/s/ Kevin Fisher
Kevin Fisher

Wright Family LOS Holdings, LLC

By:	/s/ Christopher A. Wright
Name:	Christopher A. Wright
Title:	Managing Member

/s/ Michael Stock
Michael Stock, in his capacity as Attorney-in-Fact for the Class B Holders